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#IOMMI

GIBSON'S TONY IOMMI 'MONKEY' SG REPLICA GUITAR (PROTOTYPE)

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CURRENT VALUE: $65,000

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#IOMMI

GIBSON'S TONY IOMMI 'MONKEY' SG REPLICA GUITAR (PROTOTYPE)

COA | SPECS

FINANCIALS

Initial Offering Price Per Share	$10.00
Number of Shares	6,500
Initial Offering Market Cap.	$65,000
Storage Location	Rally

ASSET SPECIFICATIONS

Memorabilia Type	Production Prototype Guitar
Model	Tony Iommi “Monkey SG”
Manufacturer	Gibson
Musician	Tony Iommi
Rarity	1 of 1 (Prototype)
Primary Color	Red
Authentication	Gibson Brands, Inc.

TONY IOMMI "MONKEY" 1964 SG SPECIAL

PROTOTYPE

Tony Iommi's iconic riffs, heavy tones and massively influential albums created the blueprint for heavy metal and many other genres to follow. Tony's career, like the man himself, is universally loved and revered. And while his innovative tuning and playing styles were a major part of his monstrous tones, a Gibson SG named "Monkey" was at the center of it all. This heavily--modified 1964 SG Special was used extensively with the original lineup of Black Sabbath, and it is heard on every album and tour of the 1970s. Built and aged by the expert luthiers and craftspeople of the Gibson Custom Shop in Nashville, Tennessee, this one-of-a-kind prototype instrument was personally approved by Tony Iommi and is one of only 25 Tony Iommi "Monkey" 1964 SG Special guitars that were made.

James Curleigh, President & CEO

Cesar Gueikian, Brand President

DESCRIPTION OF SERIES 2019 GIBSON TONY IOMMI "MONKEY SG" GUITAR

Investment Overview

- Upon completion of the Series #IOMMI Offering, Series #IOMMI will purchase a 2019 Gibson Tony Iommi 1964 "Monkey SG" Prototype Guitar as the Underlying Asset for Series #IOMMI (The "Series 2019 Gibson Tony Iommi "Monkey SG" Guitar" or the "Underlying Asset" with respect to Series #IOMMI, as applicable), the specifications of which are set forth below.
- Tony Iommi is known as the lead guitarist of the band Black Sabbath, which is cited as a pioneer in the genre of heavy metal music. His riffs on songs like "Paranoid" and "Iron Man" are some of the most influential and reconizable in rock history.
- Gibson is a guitar brand known for its popular electric guitar models such as the Les Paul and the many famous musicians who have used their instruments throughout the years.
- The Underlying Asset is a 2019 Gibson Tony Iommi 1964 "Monkey SG" Prototype Guitar.

Asset Description

Overview & Authentication

- Tony Iommi was born on February 19, 1948 in Birmingham, England.
- Birmingham was an industrial city, and Iommi describes the "rough" city as a place where you felt like an outcast if you didn't join a gang. "When we got involved with music that sort of got us out of that idea of being in a gang."
- Iommi originally wanted to play drums but couldn't afford it so instead played guitar. "It was all learning by ear, I never ever read music… I'm glad in a lot of ways because it comes out from inside as opposed to what's written there so you play what you feel at that time."
- Iommi described the story of how he lost his finger tips: "I worked in a factory like most people from where I lived… I had this job, which was a good job if you like jobs… I'd be on a line and they'd pass stuff down to me and it would go on to somewhere else and the one day the person that would be sending me the thing to weld never showed up so they put me on this giant, huge press…a guillotine type press that would come down… and bend the metal and so I'm there with this machine… I must have pushed my hand in and… bang it came down and it just took the ends off."
- The day the accident happened Iommi was planning on leaving that job to join a band to play in Europe on his first big break. He was home for lunch and told his mother he wouldn't be returning back, but she insisted, and that is when the accident occurred.
- Iommi went to the hospital and was told he may as well "forget playing" and he was devastated, though would not accept that he couldn't find a way to continue playing guitar. By cutting up an old leather jacket to use as his own de facto prosthetic fingertips, Iommi was able to play again, though it was painful and it took a long time for him to grow accustomed to it.
- Iommi still had limitations, he couldn't feel the strings through the thimbles and was had to press down extremely hard as he played, he couldn't play single note guitar solos and instead adopted a "chord-heavy style (with easy-to-fret power chords especially present)." Lastly, he had trouble bending the strings, so had to use "lighter gauge guitar strings."
- According to Rolling Stone, Iommi was inspired by a recording of a guitarist named Django Reinhardt who had also lost his fingers. Iommi's makeshift solutions and unorthodox approach "led to an "aggressive, raw and fat" sound that became Black Sabbath's signature style."
- Rolling Stone called Iommi's accident the birth and foundation of the metal genre.
- At the end of 1969, Black Sabbath (consisting of Iommi, Bill Ward, Ozzy Osbourne, and Geezer Butler) recorded their first album — "essentially their live set" — taking two days at Regent Sound Studio in London.
- Black Sabbath released their first single in January 1970, a cover of "Evil Woman (Don't Play Your Games With Me). It "flopped unequivocally."
- The next month, Black Sabbath's self-titled debut album reached the top ten and remained on the charts for over a year in U.K., released later in 1970 in the U.S.
- Black Sabbath released their second album, "Paranoid," in September 1970 in the U.K. and February 1971 in the U.S., followed by the band arriving to the San Francisco during the height of the Vietnam War protests.

Their bombastic, subversive sound found popular success as a fitting expression of the era's turmoil, though Osbourne later explained that it was by pure happenstance: "We had no idea about Vietnam!"

- In 2006, Black Sabbath was inducted into the Rock and Roll Hall of Fame. Deborah Frost wrote their "Hall of Fame Essay," beginning by saying that "Black Sabbath never intended to appeal to, never mind be understood by, rock critics."
- Frost wrote that Sabbath's legacy is "more alive, direct and undistilled in both the most important (Nirvana, Pearl Jam, Alice in Chains, Soundgarden, Pixies, Audioslave, Korn) and most mundane (any given night, any legit rock dive anywhere in the world) of succeeding generations than that of all of the above combined."
- Frost credits the existence of grunge, goth, and metal "in all its myriad modern permutations" to Sabbath's influence.
- According to Frost, at the time of her writing in 2006, "thirty-odd musicians have toured or recorded with Black Sabbath, with Iommi at times being the only member of the original core upon which both Black Sabbath's live set and reputation will always depend."
- In an essay for the Rock and Roll Hall of Fame titled "The Big Bang: Heavy Metal's Early Days," Parke Puterbaugh wrote: "Going on four decades now, heavymetal music is still blowing minds and eardrums. Musical archeologists generally concur that its emergence can be dated to the release of Black Sabbath's first album in 1970."
- On May 11, 1896 Orville Gibson filed for a patent for mandolin, with a carved top and back and sides constructed from one solid piece of wood.
- The Gibson Mandolin-Guitar Mfg. Co., Ltd was founded in 1902.
- BB King, Elvis Presley, Jimmy Page, and Slash are among the many influential guitarists to favor Gibson guitars throughout the years.
- The left-handed Iommi originally bought a right-handed Gibson "SG" and played it upside down because left-handed guitars were hard to come by at the time. He eventually traded guitars with a right-handed player that had been playing upside down on a left-handed guitar. He modified the guitar to match his playing style. He put a monkey sticker on the guitar and the guitar became known as the "Monkey SG." Iommi used the "Monkey SG" on every Sabbath album and tour of the 1970's.
- In 2020 Gibson released a limited-edition Tony Iommi 1964 "Monkey SG" Replica. Gibson produced 50 guitars, 25 right-handed and 25 left-handed.
- Each of the Iommi Replicas included a replica of Iommi's silver cross necklace with a coffin case, a replica of Iommi's leather touring guitar strap, and a 1960's replica case.
- The Underlying Asset is accompanied by a Certificate of Authenticity from Gibson Brands, Inc.

Notable Features

- The Underlying Asset is a 2019 Gibson Tony Iommi 1964 "Monkey SG" Prototype Guitar.
- The Underlying Asset was used as the prototype guitar sent to Adam Jones for his approval on the aging and construction of the guitar before the limited edition series went into production.
- The Underlying Asset is a left-handed guitar.

Notable Defects

- The Underlying Asset shows signs of wear consistent with a prototype guitar.

Details

Series 2019 Gibson Tony Iommi "Monkey SG" Guitar	
Memorabilia Type	Production Prototype Guitar
Model	Tony Iommi "Monkey SG"
Manufacturer	Gibson
Musician	Tony Iommi
Total Production	1 of 1 (Prototype)
Authentication	Gibson Brands, Inc.

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 2019 Gibson Tony Iommi "Monkey SG" Guitar going forward.

#IOMMI | $65K

COMPARABLE ASSET VALUE



ASSET VALUE
+191.7%

TRANSACTIONS
3

“It certainly became a classic… Once I used that I never went back to any other guitar.”



TONY IOMMI

On the 1964 Gibson SG Special

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#IOMMI

GIBSON'S TONY IOMMI 'MONKEY' SG REPLICA GUITAR (PROTOTYPE)

Black Sabbath guitarist Tony Iommi's riffs on songs like "Paranoid" and "Iron Man" made him a founding father of metal. Iommi used a 1964 Gibson SG guitar on every Black Sabbath album and tour of the '70s. The guitar was heavily customized, featuring hand-made pickups and a memorable monkey sticker. In 2020, Gibson honored the iconic guitar with a limited-edition batch (50 total) of Tony Iommi 1964 'Monkey' SG Replica guitars. Coming from the Gibson Archives is #IOMMI, a prototype sent to Iommi for approval before production began.

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#IOMMI | *Visuals*

Iommi's unique sound is a result of an accident that cost him his fingertips as a teenager, forcing him to adapt with inventive technique and modified guitars.

LAUNCH GALLERY ›

^

#IOMMI | *Timeline*

Feb. 1948 — Tony Iommi is born in Birmingham, England.

Jan. 1964 — Gibson releases their Special SG Guitar, a more affordable variation of their Les Paul Special models.

Feb. 1965 — While working in a factory at age 17, an accident causes Iommi to lose fingertips from his right hand. The accident forces Iommi to experiment with his guitar-playing and create his own unique sound.

Jan. 1970 — Black Sabbath, a band consisting of Iommi, Bill Ward, Ozzy Osbourne, and Geezer Butler, releases their first single, a cover of the U.S. hit song "Evil Woman (Don't Play Your Games With Me)." Their self-titled album would reach the top ten and remain on the charts for over a year in the U.K.

Feb. 1971

The band's second album, "Paranoid," is released in the U.S. Black Sabbath arrives in San Francisco during the height of the Vietnam War protests, where the band's subversive sound finds success as a fitting expression for the movement.

Jul. 1975

Their sixth studio album, "Sabotage," is released. During the following international tour, Iommi plays his 'Monkey' 1964 Special SG. Used on every Sabbath album and tour of the '70s, Iommi's guitar is heavily modified to match his unique playing style and includes a monkey sticker that sparks its nickname.

Mar. 2006

Black Sabbath is inducted into the Rock & Roll Hall of Fame. "Black Sabbath delivered heavy metal into the world, kicking and screaming."

Dec. 2015	Rolling Stone ranks Iommi 25th on their list of the 100 Greatest Guitarists, calling him a "metal pioneer."
Feb. 2017	Black Sabbath plays their final concert.
Jan. 2020	Gibson releases 50 limited-edition Tony Iommi 'Monkey' 1964 SG Special Replica guitars. Prior to the release, #IOMMI is sent to Iommi as a prototype for his approval on the aging and construction of the guitar.
Mar. 2021	Rally enters into an agreement to acquire #IOMMI and offer it on the Rally platform.

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One of the pioneers of heavy metal music w/ the loss of his fingertips adding to this new unique new music genre 🤘

Gibson Tony Iommi 1964 “Monkey SG” Prototype Guitar open now 🎸

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Friday... the left-handed replica of the guitar Tony Iommi played upside down during every every Sabbath album and tour of the 1970’s 🎸

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